SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    Form 8-K


              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (date of earliest event reported) November 5, 2002
                               (November 4, 2002)




                          CHESAPEAKE ENERGY CORPORATION
-------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)



        Oklahoma                       1-13726                    73-1395733
-------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File No.)           (IRS Employer
    of incorporation)                                        Identification No.)


   6100 North Western Avenue, Oklahoma City, Oklahoma             73118
-------------------------------------------------------------------------------
       (Address of principal executive offices)                 (Zip Code)



                                 (405)848-8000
-------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.  OTHER EVENTS

         Chesapeake Energy Corporation ("Chesapeake") issued a Press Release on November 4, 2002 announcing third quarter 2002 earnings. The following was included in the Press Release:

         Chesapeake today reported strong financial and operating results for the third quarter of 2002. For the quarter, Chesapeake generated net income available to common shareholders of $14.1 million ($0.08 per fully diluted common share), operating cash flow of $102.0 million ($0.54 per fully diluted common share), and ebitda (operating cash flow plus interest expense) of $130.4 million on revenue of $198.2 million.

         The financial results described above include several special items that reduced net income by a total of $7.4 million. These items consisted of a non-cash after-tax $4.2 million risk management loss ($7.0 million before-tax) arising from the mark-to-market valuation of certain of the company's oil, natural gas and interest rate hedging positions under SFAS 133. In addition, the company recorded a non-cash after-tax impairment of $2.9 million ($4.8 million before-tax) representing 100% of the allocated cost of the company's Seven Seas common stock warrants and a $0.3 million after-tax loss ($0.5 million before-tax) from repurchases of debt. Excluding these special items, the company generated recurring net income to common shareholders of $21.5 million ($0.13 per fully diluted share).

         Chesapeake's oil and natural gas production for the third quarter of 2002 reached a record level of 46.7 billion cubic feet of natural gas equivalent
(bcfe), comprised of 41.4 billion cubic feet of natural gas (bcf) (89%) and 0.87 million barrels of oil (mmbo) (11%). Production increased 14.4% from the third quarter of 2001 and 7.5% from the second quarter of 2002. This was the company's fifth consecutive quarter of sequential production growth. In addition, Chesapeake's estimated proved reserves have grown from 1.8 tcfe to 2.2 tcfe since the beginning of the year, an increase of 22%.

         The table below summarizes Chesapeake's key statistics during the third quarter of 2002 and compares them to the second quarter of 2002 and the third quarter of 2001:

                                                        Three Months Ended:
                                                        -------------------
                                                    9/30/02   6/30/02   9/30/01
                                                    -------   -------   -------
Average daily production (in mmcfe)                   507        477      443
Gas as % of total production                           89         89       90
Natural gas production (in bcf)                      41.4       38.5     36.5
Average realized gas price ($/mcf)                   3.39       3.38     4.34
Oil production (in mbbls)                             872        823      705
Average realized oil price ($/bbl)                  25.67      26.55    27.37
Natural gas equivalent production (in bcfe)          46.7       43.4     40.8
Gas equivalent realized price ($/mcfe)               3.49       3.50     4.36
General and administrative costs ($/mcfe)             .08        .09      .08
Production taxes ($/mcfe)                             .15        .18      .17
Lease operating expenses ($/mcfe)                     .53        .56      .47
Interest expense ($/mcfe)                             .61        .57      .59
DD&A of oil and gas properties ($/mcfe)              1.25       1.17     1.15
Operating cash flow ($ in millions)                 102.0       96.9    125.1
Operating cash flow ($/mcfe)                         2.19       2.23     3.07
Ebitda ($ in millions)                              130.4      121.6    149.2
Ebitda ($/mcfe)                                      2.79       2.80     3.66
Net income to common shareholders ($ in millions)    14.1       22.5     65.0
Recurring net income to common shareholders ($ in    21.5       23.0     45.7
millions)


       Chesapeake's Risk Management Program Continues to Play Key Role in
         Company's Success; Substantial New Hedges Added in Past Month

         Commodity hedging activities increased third quarter 2002 cash realizations by $22.2 million (comprised of a loss of $2.20 per barrel of oil
(bo) and a gain of $0.58 per thousand cubic feet of natural gas (mcf), or $0.47 per thousand cubic feet of natural gas equivalent (mcfe) and the first three quarters of 2002's cash realizations by $84.1 million ($0.47 per bo and $0.71 per mcf, or $0.64 per mcfe). Combining the first three quarters of 2002's hedging gains of $84 million with 2001's hedging gains of $105 million and adding the approximate $43 million mark-to-market value of the company's remaining locked and open hedges provides a total of $232 million of realized and unrealized hedging gains from the company's oil and natural gas risk management activities during 2001-03.

         In the past month, Chesapeake has added significant new oil and natural gas hedging positions. The company has now hedged 22 bcf (approximately 50%) of its estimated fourth quarter 2002 gas production and 31 bcf (approximately 72%) of its estimated first quarter 2003 gas production at average NYMEX prices of $4.47 and $4.12 per mmbtu, respectively. In addition, Chesapeake has hedged 100% of its estimated fourth quarter 2002 oil production and 100% of its estimated full year 2003 oil production at average NYMEX prices of $25.00 and $27.80 per bo, respectively. Based on the company's belief that North American gas production will continue its multi-year decline in 2003, Chesapeake anticipates that gas prices are likely to increase further during the final three quarters of 2003. Accordingly, the company's gas production remains unhedged for that period at this time.

 Chesapeake Delivers Fifth Consecutive Sequential Quarterly Production Increase

         During the past three years, Chesapeake has developed one of the most active and value-added onshore drilling programs in the industry. The company has built this program through a focused commitment to internally generated drillbit growth, having invested approximately $200 million in undeveloped land and 3-D seismic data and doubling the size of its engineering and geoscientific staffs during that period. In addition, Chesapeake anticipates investing an additional $75 million to acquire undeveloped land and 3-D seismic during the next 12 months. The company currently owns approximately 1.9 million net acres of U.S. onshore leasehold on which it has identified more than 1,500 drillsites, roughly a five-year backlog of drilling prospects.

         Chesapeake's drilling efforts in the third quarter of 2002 were highlighted by exploratory successes in the Deep Anadarko, Greater Mayfield, Cement and Watonga-Chickasha areas of western Oklahoma. Gas prices are higher and drilling costs are lower than they were at this time last year and therefore the company continues to drill aggressively, with 25 rigs currently active. Of these 25 rigs, nine are currently drilling wells with projected total depths greater than 15,000'. Chesapeake believes its competitive advantages in deep Mid-Continent gas exploration will continue to provide significant reserve and production growth in the years ahead.

  Chesapeake's Mid-Continent Gas Consolidation Activities Complement Drillbit
    Growth; Four Transactions Totaling $165 Million Closed in Third Quarter

         To complement its exploratory and development drilling programs and to continue building on its economies of scale, Chesapeake actively pursues value-added Mid-Continent gas acquisitions. Acquisitions made during the third quarter included privately-held Focus Energy, Inc. and related partnerships, the Mid-Continent assets of publicly-traded EnCana Corporation, the Mid-Continent assets of OGE Energy Corp. and the Anadarko Basin assets of The Williams Company. These four Mid-Continent gas acquisitions added approximately 125 bcfe of proved reserves and more than 100 new unproven drillsites.

                               Management Summary

         Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "Chesapeake's strong performance during the first three quarters of 2002 and in recent years is a result of the company's successful and uniquely focused strategy on Mid-Continent natural gas, our high-quality asset base and our talented and hard-working employees. During a year when our industry's natural gas production will decrease by at least 5%, Chesapeake expects its production to increase by approximately 12%, much of which will come from organic production growth generated by the company's drilling programs.

         We firmly believe that Chesapeake has built one of the very best onshore gas exploration programs in the U.S. and our ongoing drilling success increasingly distinguishes Chesapeake as a prospect rich company in a prospect poor industry. The combination of our focus on gas in the Mid-Continent, our value-added risk management strategy, our balanced acquisition and drilling programs, our high quality assets and our low operating costs should enable Chesapeake to continue delivering one of the best track records of value creation in the industry."

                           Conference Call Information

         Chesapeake's management invites your participation in a conference call tomorrow morning, November 5, 2002 at 8:00 a.m. CST to discuss the contents of this release. Please call 913-981-5518 between 7:50 and 8:00 a.m. CST on November 5 if you would like to participate in the call. For those unable to participate, the call will also be available over the Internet by visiting our home page at www.chkenergy.com and clicking on the link under "Investor Relations" and "Conference Calls" or by going directly to www.ccbn.com. In addition, a replay of the call will also be available through November 19 by calling 719-457-0820. The passcode for the replay is 725635.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. They are based on our historical operating trends, our existing commodity hedging position and our current estimate of proved reserves. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For example, statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Factors that could cause actual operating and financial results to differ materially from expected results include the volatility of oil and gas prices, our substantial indebtedness, our commodity price risk management activities, the cost and availability of drilling and production services, our ability to replace reserves, the availability of capital, uncertainties inherent in evaluating our own reserves and the reserves we acquire, drilling and operating risks and other risk factors described in the company's 2001 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Chesapeake Energy Corporation is one of the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.


                          CHESAPEAKE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       ($ in 000's, except per share data)
                                   (unaudited)
======================================================= ============================ ========================
THREE MONTHS ENDED:                                         September 30, 2002         September 30, 2001
                                                              $            $/mcfe         $         $/mcfe
                                                        ------------  -------------  ----------   ---------
REVENUES:
  Oil and gas sales                                         163,012          3.49       177,746          4.36
  Risk management income                                     (7,046)        (0.15)       32,260          0.79
  Oil and gas marketing sales                                42,216          0.90        28,905          0.71
                                                        -----------   -------------  ----------   -----------
    Total revenues                                          198,182          4.24       238,911          5.86
                                                        -----------   -------------  ----------   -----------
OPERATING COSTS:
  Production expenses                                        24,950          0.53        19,303          0.47
  Production taxes                                            6,807          0.15         7,063          0.17
  General and administrative                                  3,777          0.08         3,240          0.08
  Oil and gas marketing expenses                             41,148          0.88        27,946          0.69
  Depreciation, depletion, and amortization
   of oil and gas properties                                 58,334          1.25        46,821          1.15
  Depreciation and amortization of other assets               3,727          0.08         2,164          0.05
                                                        -----------   -------------  ----------   -----------
    Total operating costs                                   138,743          2.97       106,537          2.61
                                                        -----------   -------------  ----------   -----------

INCOME FROM OPERATIONS                                       59,439          1.27       132,374          3.25
                                                        -----------   -------------  ----------   -----------

OTHER INCOME (EXPENSE):
  Interest and other income                                   1,806          0.04           132          -
  Interest expense                                          (28,316)        (0.61)      (24,104)        (0.59)
  Impairment of Seven Seas warrants                          (4,770)        (0.10)         -            -
  Loss on repurchase of debt                                   (489)        (0.01)         -            -
                                                        ------------  -------------  -----------  ------------
    Total other income (expense)                            (31,769)        (0.68)      (23,972)        (0.59)
                                                        ------------  -------------  -----------  ------------

Income Before Income Taxes                                   27,670          0.59       108,402          2.66
Income Tax Expense                                           11,070          0.24        43,394          1.06
                                                        ------------  -------------  -----------  ------------

NET INCOME                                                   16,600          0.35        65,008          1.60

Preferred Stock Dividends                                    (2,526)        (0.05)         -            -
                                                        ------------  -------------  -----------  ------------

NET INCOME AVAILABLE TO COMMON
SHAREHOLDERS                                                 14,074          0.30        65,008          1.60
                                                        ============  =============  ==========   ===========

------------------------------------------------------- --------------------------- -------------------------

EARNINGS PER COMMON SHARE:

    Basic                                               $       0.08                $     0.40
                                                        ============                ==========

    Assuming dilution                                   $       0.08                $     0.38
                                                        ============                ==========

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:

    Basic                                                    166,144                   164,440
                                                        ============                ==========

    Assuming dilution (1)                                    171,182                   170,384
                                                        ============                ==========

1. Diluted shares outstanding for the three months ended September 30, 2002 do not include the effect of the assumed conversion at the beginning of the period of the outstanding preferred stock as the effect was antidilutive.



                          CHESAPEAKE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       ($ in 000's, except per share data)
                                   (unaudited)
======================================================= ============================ ========================
NINE MONTHS ENDED:                                          September 30, 2002         September 30, 2001
                                                              $           $/mcfe          $        $/mcfe
                                                        ------------  -------------  ----------   ---------
REVENUES:
  Oil and gas sales                                         456,992          3.46       574,190          4.78
  Risk management income                                    (86,995)        (0.66)       94,715          0.79
  Oil and gas marketing sales                               112,334          0.85       123,071          1.02
                                                        -----------   -----------    ----------   -----------
    Total revenues                                          482,331          3.65       791,976          6.59
                                                        -----------   -----------    ----------   -----------
OPERATING COSTS:
  Production expenses                                        71,252          0.54        55,933          0.47
  Production taxes                                           19,934          0.15        31,349          0.26
  General and administrative                                 11,930          0.09        10,114          0.08
  Oil and gas marketing expenses                            108,836          0.82       119,337          0.99
  Depreciation, depletion, and amortization
   of oil and gas properties                                157,731          1.20       124,904          1.04
  Depreciation and amortization of other assets              10,489          0.08         5,954          0.05
                                                        -----------   -----------    ----------   -----------
    Total operating costs                                   380,172          2.88       347,591          2.89
                                                        -----------   -----------    ----------   -----------

INCOME FROM OPERATIONS                                      102,159          0.77       444,385          3.70
                                                        -----------   -----------    ----------   -----------

OTHER INCOME (EXPENSE):
  Interest and other income                                   7,343          0.06         1,384          0.01
  Interest expense                                          (79,966)        (0.60)      (72,977)        (0.60)
  Impairment of Seven Seas warrants                          (4,770)        (0.04)        -              -
  Loss on repurchase of debt                                 (1,353)        (0.01)        -              -
  Gothic standby credit facility costs                         -             -           (3,392)        (0.03)
                                                        -----------   ------------   ----------   -----------
    Total other income (expense)                            (78,746)        (0.59)      (74,985)        (0.62)
                                                        -----------   ------------   ----------   -----------

Income  Before Income Taxes  and
  Extraordinary Item                                         23,413          0.18       369,400          3.08
Income Tax Expense                                            9,366          0.07       148,619          1.24
                                                        ------------  ------------   -----------  ------------

NET INCOME  BEFORE EXTRAORDINARY ITEM                        14,047          0.11       220,781          1.84

EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
   applicable income tax                                       -             -          (46,000)        (0.38)
                                                        ------------  ------------   -----------  ------------

NET INCOME                                                   14,047            0.11     174,781          1.46

Preferred Stock Dividends                                    (7,588)          (0.06)       (728)        (0.01)
                                                        ------------  -------------  -----------  ------------

NET INCOME  AVAILABLE TO COMMON
SHAREHOLDERS                                                  6,459            0.05     174,053          1.45
                                                        ============  =============  ===========  ============

------------------------------------------------------- ------------- ------------- ------------ ------------

EARNINGS  PER COMMON SHARE:

    Basic                                               $      0.04                  $     1.08
                                                        ============                 ==========

    Assuming dilution                                   $      0.04                  $     1.02
                                                        ============                 ==========

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING

    Basic                                                   165,829                     161,603
                                                       ============                  ==========

    Assuming dilution (1)                                   171,540                     170,937
                                                       ============                  ==========

1. Diluted shares outstanding for the nine months ended September 30, 2002 do not include the effect of the assumed conversion at the beginning of the period of the outstanding or converted preferred stock as the effect was antidilutive.


                          CHESAPEAKE ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (in 000's)
                                   (unaudited)

========================================================================== =================== ===================
                                                                             September 30,        December 31,
                                                                                  2002                2001
-------------------------------------------------------------------------- ------------------- -------------------

Cash and cash equivalents                                                  $        25,509     $       124,960
Other current assets                                                               150,340             236,423
                                                                           ---------------     ---------------
     TOTAL CURRENT ASSETS                                                          175,849             361,383
                                                                           ---------------     ---------------

Property and equipment (net)                                                     2,317,713           1,785,581
Deferred tax asset                                                                   9,717              67,781
Other assets                                                                        41,354              72,023
                                                                           ---------------     ---------------
     TOTAL ASSETS                                                          $     2,544,633     $     2,286,768
                                                                           ===============     ===============

Current liabilities                                                        $       246,353     $       173,381
Long term debt                                                                   1,494,180           1,329,453
Revenue and royalties due others                                                    14,191              12,696
Long term derivative instruments                                                    49,358              -
Other long term liabilities                                                          5,764               3,831
                                                                           ---------------     ---------------
     TOTAL LIABILITIES                                                           1,809,846           1,519,361

STOCKHOLDERS' EQUITY                                                               734,787             767,407
                                                                           ---------------     ---------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                   $     2,544,633     $     2,286,768
                                                                           ===============     ===============


COMMON SHARES OUTSTANDING                                                          166,227             164,742
                                                                           ===============     ===============

ITEM 9.  REGULATION FD DISCLOSURE

            Chesapeake Updates its Operational and Financial Guidance for the Fourth Quarter of 2002 and for the Full Year 2003

         The following forecasts and estimates replace in their entirety those set forth in the company's September 3, 2002 outlook update. The company's forecasts and estimates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to the risks and uncertainties described in the company's filings with the Securities and Exchange Commission. Furthermore, these projections do not reflect the potential impact of unforeseen events that may occur subsequent to the issuance of this release.

         As a result of the drilling successes and acquisitions discussed above, Chesapeake is today announcing a fourth increase in its 2002 forecasts. Production for the year is now projected at 180 bcfe (89% gas), up from September's projection of 178-180 bcfe and up from the company's initial 2002 production forecast of 162-166 bcfe. Fourth quarter 2002 production is projected at 47.5 bcfe (90% natural gas), compared to 46 bcfe projected in September. The company's forecasted 2003 production levels remain unchanged from September's guidance at 190-195 bcfe (90% natural gas). The company's guidance does not include the effects of a possible trade or sale of its Permian Basin assets. The evaluation of how best to pursue such a transaction is still under review.

         Projections for expenses in 2003 per mcfe are as follows: $0.58-0.62 for lease operating expense (up from $0.53-0.57 in previous guidance), $0.22-0.24 for production taxes, $0.60-0.65 for interest expense, $0.10-0.11 for general and administrative costs, $1.30-1.35 for DD&A of oil and gas properties and $0.10-0.11 for DD&A of other assets (all unchanged from previous guidance). The company expects its book income tax rate during 2003 to average 40%, all of which should be deferred.

        With the filing of this report on Form 8-K, we are updating the outlook on our website at www.chkenergy.com. We caution you that our outlook is given as of November 4, 2002 based on currently available information, and that we are not undertaking any obligation to update our estimates as conditions change or other information becomes available.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              CHESAPEAKE ENERGY CORPORATION



                                              By: /s/ Aubrey K. McClendon
                                                  ----------------------------
                                                      Aubrey K. McClendon
                                                   Chairman of the Board and
                                                    Chief Executive Officer



Dated:        November 5, 2002